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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

Weingarten Realty Investors
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


94874110
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 8 Pages


CUSIP NO.  94874110               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,842,900

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,842,900

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,842,900 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 8 Pages


CUSIP NO.  94874110     13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merril Lynch Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,842,900

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,842,900

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,842,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.0%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 8 Pages


CUSIP NO.  94874110                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Growth Fund

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,842,900

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,842,900

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,842,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.0%

12. TYPE OF REPORTING PERSON*

IV

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 8 Pages

		    SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
	    --------------

	    Weingarten Realty Investors (the "Company")


ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    2600 Citadel Plaza Dr.
	    Suite 300
	    Houston, TX 77008


ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Princeton Services, Inc.
	    Merril Lynch Asset Management, L.P.
	    Merrill Lynch Growth Fund

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------


Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merril Lunch Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Growth Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536


ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

Page 6 of 8 Pages


ITEM 3

    Princeton Services, Inc. ("PSI") is a parent holding company in, accordance with (S) 240.13d-1(b)(ii)(G) of the 1934 Act. Merril Lynch Asset Management, L.P. (d/b/a) Merril Lynch Asset Management ("MLAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Growth Fund (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").



ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose of or direct the disposition of:

	  See Item 8 of Cover Pages



ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

Not Applicable

Page 7 of 8 Pages


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

  MLAM is an investment adviser registered under Section 203 of the Advisers Act and acts as an investment adviser to investment companies registered under
Section 8 of the Investment Company Act and private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of such securities. The Fund, a reporting person on this Schedule 13G for which MLAM serves as investment adviser, has an interest that relates to more than 5% of the class of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
	 ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

   PSI is a corporate managing general partner of Fund Asset Management, L.P. and Merrill Lynch Asset Management, L.P., each of which is a registered investment adviser under Section 203 of the Advisers Act.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable



ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable


ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Page 8 of 8 Pages


Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  January 28, 1998


Princeton Services, Inc.

/s/ Ira P. Shapiro
-----------------------------
Name:  Ira P. Shapiro
Title:  Attorney-In-Fact*


Merril Lynch Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:   Ira P. Shapiro
Title Attorney-In-Fact**


Merrill Lynch Growth Fund

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact***

------------------------------------
*Signed pursuant to a power of attorney, dated January 26, 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation.


**Signed pursuant to a power of attorney, dated January 26, 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to Lattice SemiConductor Corporation.


***Signed pursuant to a power of attorney, dated January 28, 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to Simon DeBartolo Group.